Exhibit 99.1
Cidara Therapeutics Provides Corporate Update and Reports Third Quarter 2022 Financial Results
SAN DIEGO, November 3, 2022 — Cidara Therapeutics, Inc. (NASDAQ: CDTX), a biotechnology company developing long-acting therapeutics designed to help improve the standard of care for patients facing serious diseases, today reported financial results for the third quarter ended September 30, 2022 and provided an update on its corporate activities and product pipeline.
“The FDA’s acceptance of our NDA for priority review for rezafungin marks a significant milestone for Cidara and brings us one step closer to potentially deliver an important treatment option for patients fighting candidemia and invasive candidiasis, which are difficult-to-treat and often deadly,” said Jeffrey Stein, Ph.D., president and chief executive officer of Cidara. “If approved, rezafungin could be the first new drug for the treatment of invasive Candida infections in over a decade. In addition, our balance sheet was recently strengthened by the $11.1 million milestone payment from Mundipharma, and our eligibility to receive additional milestone payments from multiple existing collaborations over the next two years has the potential to further bolster our financial position in a non-dilutive manner.”
Dr. Stein continued, “Our Cloudbreak® program continues to advance, with the recent dosing of the first healthy volunteers in our Phase 2a trial of CD388, a highly potent, long-acting antiviral designed to deliver universal prevention and treatment of seasonal and pandemic influenza, that we are developing in partnership with Janssen. We look forward to providing further updates on this clinical program in the first half of next year.”
Recent Corporate Highlights
•Announced license agreement with Melinta Therapeutics, LLC: In July 2022, Cidara announced it entered into a license agreement with Melinta Therapeutics, LLC (Melinta) under which Cidara has granted Melinta an exclusive license to commercialize rezafungin in the U.S. Under the terms of the agreement, Cidara received a $30.0 million upfront payment and is eligible to receive $60.0 million in regulatory milestone payments and up to $370.0 million in commercial milestone payments, representing a total potential transaction value of $460.0 million, plus tiered royalties on U.S. sales of rezafungin in the low double digits to mid-teens, subject to offset for certain expenses incurred by Melinta. Cidara retains the rights to rezafungin in Japan, while Mundipharma retains the commercial rights to rezafungin outside the U.S. and Japan.
•Presented at 24th Annual H.C. Wainwright Global Investment Conference: In September 2022, Dr. Stein participated in the 24th Annual H.C. Wainwright Global Investment Conference.

•Announced initiation of Phase 2a human viral challenge trial of CD388: In September 2022, Cidara announced the initiation of its Phase 2a trial to evaluate the pre-exposure prophylactic activity of CD388 against influenza virus. The Phase 2a trial, which dosed its first healthy volunteer in September 2022, is a single-center, randomized, double-blind, placebo-controlled, proof-of-concept study to assess the prophylactic antiviral activity, safety, tolerability and pharmacokinetics of CD388 against influenza via a human viral challenge (influenza) model. Multiple dose levels of CD388 will be evaluated in volunteers who will receive a single administration of CD388 or placebo prior to influenza viral challenge. The trial is expected to enroll up to 168 healthy adults. The study is being conducted under an exclusive worldwide license and collaboration agreement with Janssen, and results are expected in the first half of 2023.
•Announced FDA acceptance for priority review of NDA for rezafungin: In September 2022, Cidara announced that the U.S. Food and Drug Administration (FDA) accepted for filing and granted Priority Review to its New Drug Application (NDA) for rezafungin for the treatment of candidemia and invasive candidiasis. The FDA has assigned a Prescription Drug User Fee Act (PDUFA) target action date of March 22, 2023, enabled by rezafungin’s designation as a Qualified Infectious Disease Product (QIDP) and has indicated that it is currently planning to hold an advisory committee meeting to discuss the application. The NDA submission for rezafungin was supported by positive clinical data from the global ReSTORE Phase 3 and STRIVE Phase 2 clinical trials.
•Received $11.1 million milestone payment from Mundipharma: In October 2022, Cidara announced the receipt of an $11.1 million milestone payment in September 2022 from Mundipharma under the collaboration and licensing agreement established between the two companies in September 2019. The payment was made in connection with the European Medicines Agency (EMA) acceptance of the marketing authorization application (MAA) for rezafungin for the treatment of candidemia and invasive candidiasis in adult patients. Cidara is eligible to receive up to an aggregate of $107.6 million in additional development and regulatory milestone payments from its existing collaborations with Mundipharma, Janssen, and Melinta, based on successful completion of activities planned for the next two years.
•Presented new data for rezafungin at IDWeek 2022: In October 2022, Cidara presented new clinical and preclinical data for rezafungin in six poster presentations at IDWeek 2022. Cidara also participated in a pipeline symposium focused on new antimicrobials and ID diagnostics. The data presented supports the target product profile of rezafungin as a potential new agent for the treatment and prevention of serious fungal infections.

Third Quarter 2022 Financial Results
•Revenue totaled $40.7 million and $54.1 million for the three and nine months ended September 30, 2022, compared with $7.1 million and $42.3 million for the same periods of 2021. Revenue for the three and nine months ended September 30, 2022 included $25.9 million of revenue recognized upon transfer of an intellectual property license to Melinta in August 2022. Revenue for the nine months ended September 30, 2021 included $27.0 million of revenue recognized upon transfer of an intellectual property license to Janssen in May 2021. The remaining revenue for all periods relates to the achievement of milestones and ongoing research and development and clinical supply services provided to Mundipharma, Janssen and Melinta.
•Cash and cash equivalents totaled $53.1 million as of September 30, 2022, compared with cash, cash equivalents and restricted cash of $62.3 million as of December 31, 2021.
•Research and development expenses were $20.0 million and $55.5 million for the three and nine months ended September 30, 2022, compared to $20.5 million and $54.1 million for the same periods in 2021. The research and development expenses for all periods primarily relate to clinical expenses associated with the rezafungin clinical trials and drug manufacturing costs, as well as clinical expenses associated with the Cloudbreak antiviral platform.
•General and administrative expenses were $5.8 million and $15.1 million for the three and nine months ended September 30, 2022, compared to $4.6 million and $13.8 million for the same period in 2021.
•Net income for the three months ended September 30, 2022 was $15.0 million, compared to a net loss of $18.1 million for the same period in 2021. For the nine months ended September 30, 2022 and 2021, net loss was $16.4 million and $25.7 million, respectively.
•As of September 30, 2022, Cidara had 71,181,197 shares of common stock outstanding, and 1,818,472 shares of Series X Convertible Preferred Stock outstanding, which are convertible into 18,184,720 shares of common stock.

About Cidara Therapeutics
Cidara is developing long-acting therapeutics designed to improve the standard of care for patients facing serious diseases. The Company’s portfolio is comprised of new approaches aimed at transforming existing prevention and treatment paradigms, first with its lead Phase 3 antifungal candidate, rezafungin, in addition to DFCs targeting viral and oncology diseases from Cidara’s proprietary Cloudbreak platform. Cidara is headquartered in San Diego, California. For more information, please visit www.cidara.com.
Forward-Looking Statements
This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “could,” “expect,” “potential,” “will” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) convey uncertainty of future events or outcomes and are intended to identify these forward-looking statements. Forward-looking statements describe future expectations, plans, results, or strategies, among other things, and in this release include, but are not limited to, Cidara’s ability to deliver rezafungin as an important treatment option for patients fighting candidemia and invasive candidiasis, the potential for the additional milestone payments from Cidara’s collaborations to bolster its balance sheet, statements related to whether the FDA will accept the rezafungin NDA for filing and assign a Prescription Drug User Fee Act (PDUFA) date; and whether the rezafungin NDA will be approved in the expected time frame or at all. Such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements, such as unanticipated delays in or negative results from Cidara’s preclinical or clinical trials, delays in action by regulatory authorities due to limitations on inspections and other COVID-19-related effects, and impacts of the COVID-19 pandemic or other obstacles on the enrollment of patients or other aspects of CD388 development. These and other risks are identified under the caption “Risk Factors” in Cidara’s most recent Quarterly Report on Form 10-Q and other filings subsequently made with the Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made and are based on management’s assumptions and estimates as of such date. Cidara does not undertake any obligation to publicly update any forward-looking statements, whether as a result of the receipt of new information, the occurrence of future events or otherwise.
INVESTOR CONTACT:
Brian Ritchie
LifeSci Advisors
(212) 915-2578
britchie@lifesciadvisors.com
MEDIA CONTACT:
Patrick Bursey
LifeSci Communications
(203) 430-9545
pbursey@lifescicomms.com

CIDARA THERAPEUTICS, INC.
Condensed Consolidated Statements of Operations (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands, except share and per share data)	2022	2021	2022	2021
Revenues:
Collaboration revenue	$40,744	$7,076	$54,069	$42,347
Total revenues	40,744	7,076	54,069	42,347
Operating expenses:
Research and development	20,041	20,505	55,462	54,074
General and administrative	5,780	4,607	15,058	13,758
Total operating expenses	25,821	25,112	70,520	67,832
Income (loss) from operations	14,923	(18,036)	(16,451)	(25,485)
Other income (expense):
Interest income (expense), net	55	(47)	29	(179)
Total other income (expense), net	55	(47)	29	(179)
Net income (loss) and comprehensive income (loss)	14,978	(18,083)	(16,422)	(25,664)
Allocation of earnings to participating securities	(3,081)	—	—	—
Net income (loss) attributable to common stockholders	$11,897	$(18,083)	$(16,422)	$(25,664)
Basic net earnings (loss) per common share	$0.17	$(0.37)	$(0.24)	$(0.53)
Diluted net earnings (loss) per common share	$0.17	$(0.37)	$(0.24)	$(0.53)

Shares used to compute basic net earnings (loss) per common share	70,217,985	49,533,956	69,170,865	48,402,095
Shares used to compute diluted net earnings (loss) per common share	88,592,568	49,533,956	69,170,865	48,402,095

Condensed Consolidated Balance Sheet Data

	September 30, 2022	December 31, 2021
(In thousands)	(unaudited)
Cash, cash equivalents, and restricted cash	$53,078	$62,273
Total assets	66,858	75,325
Term loan	—	2,591
Total liabilities	57,791	53,752
Total stockholders' equity	9,067	21,573